EXHIBIT 2.1

VESTITURE CORPORATION
802, 1015 - 4 Street S.W.
Calgary, Alberta  T2R 1J4
-------------------------------------------------------------------------

                        SHARE PURCHASE AGREEMENT
                              (Page 1 of 2)

                                                          AUGUST 28, 1996
WOLF EXPLORATIONS INC. (herein referred to as the Buyer) hereby offers and agrees to purchase upon the terms and conditions, hereinafter set forth, the Purchased Shares of 418297 Alberta Ltd. o/a Calgary Chemical from Mr. Bill Bell and Mr. J.T. Bell (hereinafter referred to as the "Seller") for a total Purchase Price $ EIGHT HUNDRED AND FIFTY THOUSAND ($ 850,000.00 ) which shall be payable as follows:

$     10,000.00     by good faith deposit delivered herewith in the form of
---------------     A CHEQUE payable to VESTITURE CORPORATION (in Trust)
                    (herein referred to as the "Broker") to be held in trust until closing or other termination of this Agreement. The Seller acknowledges that any cheque accepted by the Lawyer is subject to collection.

$    290,000.00     by (certified cheque, bank draft) on closing.
---------------

$    400,000.00     Debt secured by the purchased company with
---------------     documentation required by the Bank provided by the
                    Seller.

$    150,000.00     Vendor take-back as per Schedule "D".
---------------

$                   ____________________________________________________
---------------     ____________________________________________________
                    ____________________________________________________
                    ____________________________________________________
                    ____________________________________________________
                    ____________________________________________________
                    ____________________________________________________
                    ____________________________________________________
                    ____________________________________________________


$    850,000.00     TOTAL PURCHASE PRICE
===============

This Agreement is subject to the following condition(s) which shall be deemed unilaterally waived by the Buyer on the date(s) for the expiry of such condition(s) unless prior to such expiry date(s) the Buyer notifies the Seller or the Broker in writing of its intention not to waive such condition(s).

  1. Securing financing acceptable to the buyer.
  2. Current Ratio (current assets less current liabilities) equal to or greater than $200,000.00.

  3. Legal and accounting and environmental due diligence acceptable to the Buyer.

  4. Closing documentation acceptable to both Parties.
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________

IT IS HEREBY AGREED THAT:

1. Schedule "A", The Schedule of Warranties, Representations and Covenants, Schedule "B", the Schedule of Terms, Schedule "C", the Schedule of Closing Documents, Schedule "D", the Vendor Take-Back, and all other Schedules attached hereto are hereby incorporated in and constitute a part of this Agreement.

2. The undersigned hereby agree to execute and deliver any and all documents necessary to effect the closing of this sale including the documents on the Schedule of closing Documents hereto. The closing date for this sale shall be on or before the Time of Closing or such other date as the parties may later agree upon in writing.

                              (PAGE 2 OF 2)


3.   Time shall in all respects be of the essence of this Agreement.

4. The Buyer's offer made hereby shall be open for the Seller's written acceptance only on or before the hour of 4:00, p.m. on the 4th day of September, 1996.


     The undersigned Buyer expressly acknowledges having fully read and understood and having received a true copy of this document.



DATED THIS ______________ DAY OF _________________________, 19_____.

BUYER: WOLF EXPLORATIONS INC.      ADDRESS:  17A, 1410 - 40TH AVENUE N.E.

PER:_______________________________     CITY:     CALGARY, ALBERTA  T2E 6L1
     BLAIR COADY, CEO & PRESIDENT

VESTITURE CORPORATION:        _______________________________(WITNESS)
                              DULY AUTHORIZED REPRESENTATIVE




                           SELLER'S ACCEPTANCE


I (or we) accept the foregoing offer and agree to sell the above Purchased Shares on the terms and conditions of the foregoing Agreement. I (or we) further hereby agree to pay VESTITURE CORPORATION a commission in the amount of 6% of the selling price fully earned upon acceptance of this Agreement and payable no later than the Time of Closing.

DATED AND ACCEPTED on the ___________ day of _____________, 19____ at the hour of ___________, ____.m.

SELLERS:

____________________________________    c/o Calgary Chemical
MR. BILL BELL                           #1, 5550 - 36 STREET S.E.
____________________________________    CALGARY, ALBERTA  T2C 3H1
MR. J.T. BELL

VESTITURE CORPORATION:        _______________________________(WITNESS)
                              DULY AUTHORIZED REPRESENTATIVE

This Corporation acknowledges and confirms this Agreement.


Per:_____________________________________

         THIS IS A LEGALLY BINDING DOCUMENT.  READ IT CAREFULLY

Schedule "A" attached to and forming part of a Share Purchase Agreement dated the 28th day of August, 1996.

between:
                     MR. BILL BELL AND MR. J.T. BELL
                                (Sellers)


                                 - and -

                         WOLF EXPLORATIONS INC.
                                 (Buyer)


          SCHEDULE OF WARRANTIES, REPRESENTATIONS AND COVENANTS
                              (Page 1 of 6)

1. The Buyer and Seller each warrant to the other that they respectively have the full power and authority to enter into this Agreement and to conclude the transaction described herein, and no contract or agreement to which either the Buyer or the Seller is a party prevents either of them from concluding the transaction described herein, nor is the consent of any governmental authority or third party required therefor.

2. The Seller does hereby indemnify the Buyer and shall hold and save harmless the Buyer from and against all debts, claims, actions or causes of action, losses, damages (including legal fees and disbursements) now existing or that may hereafter arise from or grow out the Seller's past operation and ownership of the Business (the "Business") or the assets related thereto, either directly or indirectly.

3. At or prior to the closing of this sale, the Buyer shall deliver and execute at its own expense such security documents (including evidence of corporate authority) as agreed upon herein for any deferred indebtedness. Such security shall be subject to any permitted liens described herein, if any, to be assumed by the Buyer.

4. It is hereby understood acknowledged that the information recorded on the Broker Agreement and Questionnaire attached hereto as Schedule "E" and by reference incorporated herein, and any further written information provided to the Buyer by the Broker was provided to the Broker by the Seller, and that the Broker has not done any independent investigation whatsoever of the Business or the information provided by the Seller and does not warrant the accuracy of completeness of same. The Buyer acknowledges that the Broker has not verified, and will not verify, any further representation of the Seller, and should any such representation be untrue, the Buyer agrees to look solely to the Seller for any loss or damage resulting therefrom.

5. If the Buyer shall fail for any reason other than the fault of the Seller to close this sale and to complete the purchase on the closing date as herein provided, the Seller shall have the right to enforce this Agreement by any legal or equitable remedies including, without limitation, by a suit for specific performance and or by an action for damages for the Buyer's breach of contract in which the Seller shall be entitled, without limitation, to recovery of Seller's loss of bargain, to the Seller's consequential damages, and to it liability for Broker's commissions, and/or at the Seller's option, the Seller shall have the right to retain all sums paid by the Buyer as liquidated and agreed pre-estimated damages and not as a penalty all of the foregoing remedies of the Seller being subject to Seller's payment of Broker's commissions hereunder. In any action brought by the Seller as provided in the foregoing sentence and in any other action brought by the Seller, the Buyer or the Broker to enforce any rights arising under this Agreement, the party prevailing in such action shall be entitled to recover its legal fees and disbursements on a solicitor and client basis and shall also be entitled to all costs, expenses and legal fees and disbursements to be expended in collecting the amount owing as aforesaid on a solicitor and client basis.

          SCHEDULE OF WARRANTIES, REPRESENTATIONS AND COVENANTS
                              (Page 2 of 6)

6. The Seller acknowledges that the broker has made no representation concerning the creditworthiness or ability of the Buyer to complete this transaction, and relies solely on the Buyer's representations with respect thereto.

7. Prior to the Time of Closing the Buyer shall be at liberty, at his own expense, to examine the Corporation's title to its real estate and the books of record of the Corporation. If on or before the Time of Closing the Buyer notifies the Seller in writing of any defect in the title or breach of warranty or representations, the Seller may cure such breach and complete the purchase, or may cancel this contract.
     If the Buyer cancels the contract, the Seller shall repay to the Buyer the deposit paid upon the execution hereof, without deduction or interest, and neither party shall be under any further liability hereunder to any other party, except for the obligation of the Buyer not to divulge or disclose any information with regard to the affairs of the Corporation obtained as a result of his examination of the books and records of the Corporation to any other person, firm or corporation.

     The Directors of the Corporation agree to make available to and assist the Buyer, his auditors, solicitors, representatives and agents from the date hereof up to the Time of Closing all books and records of the Corporation including minute books, books of account, all contract and agreements to which the Corporation is a party and to make such inventory of stock and examination of the assets and records of the Corporation as the Buyer may require for the purpose of this Agreement.

8. The Seller covenants, represents and warrants as follows, and acknowledges that the Buyer is relying upon such covenants, representations and warranties in connection with the purchase by the Buyer of the Purchased Shares.

     (a) the Corporation has been incorporated and organized and is in good standing under the laws of the Province of Incorporation; it has the corporate power to own or lease its property and to carry on the Business as now being conducted by it; and is in good standing and properly licensed in each jurisdiction in which it does business and has complied with all applicable zoning laws;

     (b) the Corporation's Authorized Capital is as stated of which only the Issued Shares (and no more) have been issued and are outstanding as fully paid and non-assessable;

     (c) all of the Purchased Shares are owned by the Seller and are free and clear of all options, encumbrances and demands whatsoever and no person, firm or corporation has any right to or option for any of the unissued shares of the Corporation;

     (d) all Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous years and present fairly;

     [i] the assets, liabilities (whether accrued, absolute, contingent or otherwise), and the financial condition of the Corporation as at the Reporting Date, and

     [ii] the sales, earnings and results of the operations of the Corporation during the period covered by the Financial
          Statements.

          The financial position of the Corporation is now and at the Time of Closing will be at least as good as that shown by or reflected in the Financial Statements and since the Reporting Date there has been no adverse change in the business, operations, affairs or condition of the Corporation, financial or otherwise.

     (e) the corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation of the Corporation and all such meetings were duly called and held;

          SCHEDULE OF WARRANTIES, REPRESENTATIONS AND COVENANTS
                              (Page 3 of 6)

          (f) [i] no payment or loans have been made or authorized since the Reporting Date by the Corporation to its officers, directors, former directors, shareholders or employees, or to any person or company not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with any of the foregoing, except in the ordinary course of business, and at the regular rates payable to them of salary, pension, bonuses, rents or other remuneration of any nature,

               [ii] the aggregate amount of all remuneration of any nature paid or payable by the Corporation to or for the Seller, or persons or companies not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with him, during the last twelve months amounted to not more than the Seller's Stated Salary, and since that date and until the Time of Closing, payments to them and each of them have been and will be made at not greater rates,

     (g) no capital expenditures have been made or authorized by the corporation since the Reporting Date, and no capital expenditures will be made or authorized by the Corporation after the date hereof and up to the Time of Closing without the prior written consent of the Buyer;

     (h) the Corporation has its property insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and survive the Time of Closing.

     (i) the Corporation does not have any outstanding agreement (including employment agreements), contract or commitment, whether written or oral, of any nature or kind whatsoever, except;

               [i] agreements, contracts and commitments in the ordinary course of business which have not more than two months to run,

               [ii] prepaid service contract on office equipment,

              [iii] the employment, service and pension agreements
                    described in the Schedule of Employment Contracts hereto, and the Corporation does not have any employee who cannot be dismissed on not more than one month's notice without further liability,

               [iv] the bonds, debentures and mortgages described in the
                    Financial Statements hereto,

               [v]  the lease described in the Schedule of Leases hereto,

               [vi] the conditional sales contracts and title retention
                    agreements described in the Schedule of Insurance Policies hereto,

              [vii] the insurance policies described in the Schedule of
                    Insurance Policies hereto, and

             [viii] the contracts and agreements described in the Schedule of Contracts hereto,

     (aa) there are no actions, suits, proceedings, judgments or executions pending or threatened against or affecting the Corporation or the Seller;

     (bb) the Corporation is not in default or breach of any agreements to which it is a party and there exists not state of facts which after notice or lapse of time or both would constitute such a default or breach;

     (cc) the service marks, trade names, trade marks and patents, used or required by the Corporation are solely owned by the Corporation and are duly registered in all appropriate offices;

          SCHEDULE OF WARRANTIES, REPRESENTATIONS AND COVENANTS
                              (Page 4 of 6)

     (dd) the Corporation is not in arrears in the remittance of employees' tax deduction, customs duties, sales or excise tax, has duly filed all tax returns required to be filed by it and has paid all income and other taxes which are due and payable;

     (ee) the Corporation has no banks, trust companies or similar institutions in which it has accounts other than the Corporation's Bank(s), no persons are authorized to draw thereon or have access thereto other than the Signing Officers and the Corporation has no outstanding powers of attorney other than to the Corporation's Attorneys;

     (ff) all facilities and equipment owned and used by the Corporation in connection with the Business are in good operating condition and are in a state of good repair and maintenance;

     (gg) the Seller will preserve and maintain the goodwill of the Corporation;

     (hh) all receivables recorded on the books of the Corporation are bona fide and good and, subject to an allowance for doubtful accounts taken in accordance with generally accepted accounting principles, collectible without set off or counter-claim;

     (ii) all vacation pay, bonuses, commissions and other emoluments are reflected and have been accrued in the books of account of the Corporation;

     (jj) the Seller is resident in Canada within the meaning of the Income Tax Act (Canada);

     (kk) the Seller has no information or knowledge of any facts relating to the Business or to the Purchased Shares which, if known to the Buyer, might reasonably be expected to deter the Buyer from completing the transaction of purchase and sale herein contemplated;

     (ll) there are no material liabilities of the Corporation of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Corporation or the Buyer may become liable on or after the consummation of the transaction contemplated by this agreement other than:

               [i] liabilities disclosed on, reflected in or provided for in the Financial Statements,

               [ii] liabilities disclosed or referred to in this agreement or in this agreement or in the Schedule attached hereto,

              [iii] liabilities incurred in the ordinary course of business and attributable to the period since the Reporting Date, none of which has been materially adverse to the nature of the Business, results of operations, assets financial condition or manner of conducting the Business,

               [iv] if any deficiency, loss or loss of possessions is
                    discovered in the assets of the Corporation or if any debt or obligation not disclosed herein is demanded from the Corporation, the Seller agrees to pay to the Buyer on behalf of the Corporation, the value of any deficiency in the assets or the amount of such liabilities.

9. Upon execution by all parties this Agreement shall be absolutely binding and full enforceable upon the parties and shall bind and enure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the parties hereto.

          SCHEDULE OF WARRANTIES, REPRESENTATIONS AND COVENANTS
                              (Page 5 of 6)

10. In the event of any dispute prior or subsequent to the closing of this sale between the Buyer and Seller under this Agreement, the parties agree to submit the matter to arbitration in accordance with the following provisions. The party desiring to go to arbitration shall so notify the other party, concurrently nominating a single arbitrator. The other party shall nominate a single arbitrator within ten (10) days of notice from the first party, failing which the single arbitrator nominated by the first party shall be the sole arbitrator. If two arbitrators are nominated, they shall nominate a third arbitrator within ten (10) days after the nomination of the last of them, failing which either party may apply to a Justice of the Court of Queen's Bench to name a third arbitrator. Either party may be represented by legal counsel. The decision of the arbitrator(s) shall be final and conclusive and the right of appeal is hereby waived. The Buyer shall not have the right to demand arbitration if he is in default under this Agreement for payments due on any deferred indebtedness or assumed balanced owed hereunder.

11. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

12. The Seller, with compensation of $4,000.00 per month up to a total of $16,000.00 collectively, shall familiarize and acquaint the Buyer with all materials aspects of the Business from the date of closing of this sale for a period of 4 months or as otherwise mutually agreed upon.

13. The Seller agrees not to compete, directly or indirectly or in any manner, or engage in the blending of oil field and environmental chemicals within the province of Alberta; nor aid or assist anyone else, except the Buyer, to do so within these limits; nor solicit in any manner any past accounts of the Business; nor have any interest, directly or indirectly; in such a business, except as an employee of the Buyer, for a period of five (5) consecutive years from the Time of Closing. This does not include water treatment for human consumption.

14. This Agreement shall be governed by, construed and enforceable under the laws of the Province of Alberta and Canada applicable therein.

15. This Agreement constitutes the entire agreement and understanding of the parties regarding its subject matter and cannot be modified except in writing executed by all parties hereto. There are no express or implied warranties, representations or covenants relating to this transaction except as expressly set forth or incorporated herein.

16. The Buyer warrants to the Seller that it is not and will not on the closing date be a person to whom any Federal or Provincial legislation regulating foreign ownership or investment applies.

17. The Buyer and the Seller agree on or prior to closing to execute and deliver to the Broker a valid and binding release and indemnification agreement in the form attached as a schedule to this Agreement.

          SCHEDULE OF WARRANTIES, REPRESENTATIONS AND COVENANTS
                              (Page 6 of 6)

18. The Buyer and Seller hereby irrevocable assigns to the Broker out of all sums now or which may hereafter become due and payable to the Seller by virtue of this Agreement an amount equal to the commission payable by the Seller to the Broker, pursuant to the Seller's Acceptance section of this Agreement. Upon the Deposit being releasable to the Seller pursuant to the terms of this Agreement, the Deposit shall apply firstly to pay the Commission and the Seller, authorizes VESTITURE CORPORATION to deduct the commission from the deposit if the Deposit held by VESTITURE CORPORATION; or if the Deposit is insufficient to fully pay the Commission the Seller authorizes and directs the Seller's solicitor to withhold such amounts as are necessary from the sale proceeds equal to the Commission that remains outstanding after any payment of a portion of the commission from the Deposit, (the "Outstanding Commission"), and to pay from the sale proceeds the Outstanding Commission to VESTITURE CORPORATION.

19. All warranties and representations in this Agreement, including its Schedules shall be deemed to be repeated on and as of the Time of Closing and shall not merge in but shall survive the closing of this sale. All notices or other communications hereunder may be made, without limitation, by delivery to the addresses of the Buyer and Seller on page 1 of this Agreement and copies shall concurrently be delivered to the Broker at its address shown on page 1 of this Agreement.

20.  OTHER PROVISIONS:
     ________________________________________________________________
     ________________________________________________________________
     ________________________________________________________________
     ________________________________________________________________
     ________________________________________________________________
     ________________________________________________________________
     ________________________________________________________________.


THE ABOVE PROVISIONS ARE HEREBY APPROVED AND ACCEPTED.



DATE:     August 28, 1996               DATE:____________________________


BUYERS:                                 SELLERS:

WOLF EXPLORATIONS INC.                  418297 ALBERTA LTD. O/A
                                        CALGARY CHEMICAL

Per:_____________________________  Per:___________________________________
     Blair Coady, CEO & President

                                        MR. BILL BELL

                                        ___________________________________

                                        MR. J.T. BELL

                                        ___________________________________


VESTITURE CORPORATION              VESTITURE CORPORATION


_________________________(WITNESS) ______________________________(WITNESS)
DULY AUTHORIZED REPRESENTATIVE     DULY AUTHORIZED REPRESENTATIVE

Schedule "B" attached to and part of a Share Purchase Agreement dated August 28, 1996 between:

                     MR. BILL BELL AND MR. J.T. BELL
                                (Sellers)


                                 - and -


                         WOLF EXPLORATIONS INC.
                                 (Buyer)


                            SCHEDULE OF TERMS

The following underlined terms have the following meaning in this Agreement.

1.   The Corporation is 418297 Alberta Ltd.

2.   The Purchased Shares are 100% of the Issued Shares of the Corporation.

3.   Province of Incorporation means the Province of Alberta.

4.   Authorized Capital of the Corporation consists of:

          Unlimited number of Class "A" Common Voting Shares Unlimited number of Class "B" Common Voting Shares Unlimited number of Class "C" Common Voting Shares Unlimited number of Class "D" Common Non-Voting Shares Unlimited number of Class "E" Common Non-Voting Shares Unlimited number of Class "F" Common Non-Voting Shares Unlimited number of Class "G" Preferred Shares Unlimited number of Class "H" Preferred Shares Unlimited number of Class "I" Preferred Shares

5. The Issued Shares of the Corporation consists of 100 Class "A" Common Voting shares.

6. The Financial Statements of the Corporation are its 1996 financial statements.

7.   The Reporting Date under the Financial Statements is July 31, 1996.

8.   The Seller's Stated Salary is collectively $113,000 per annum.

9. The Corporation's Bank(s) is/are CIBC, 6009 - 58th Avenue S.E., Calgary, Alberta.

10. The Signing Officers authorized to draw on the Corporation's accounts are Bill Bell and J.T. Bell.

11. The persons, firms, corporation or business organizations holding any powers of attorney from the Corporation ("Attorneys") are: N/A as of August 28, 1996.

12.  The Time of Closing is 12 O'Clock Midnight, September 30, 1996.

DATED:         August 28, 1996

BUYERS:                            SELLERS:

WOLF EXPLORATIONS INC.             418297 ALBERTA LTD. O/A
                                   CALGARY CHEMICAL

Per:_____________________________  Per:___________________________________
     Blair Coady, CEO & President
                                   MR. BILL BELL
                                   ___________________________________

                                   MR. J.T. BELL
                                   ___________________________________


VESTITURE CORPORATION              VESTITURE CORPORATION

_________________________(WITNESS) ______________________________(WITNESS)
DULY AUTHORIZED REPRESENTATIVE     DULY AUTHORIZED REPRESENTATIVE

Schedule "C" attached to and part of Share Purchase Agreement dated August 28, 1996.

                       BILL BELL AND MR. J.T. BELL
                                (Sellers)

                                 - and -

                         WOLF EXPLORATIONS INC.
                                 (Buyer)


                      SCHEDULE OF CLOSING DOCUMENTS

1. Certificates for the Purchased Shares to be duly endorsed in blank of transfer, with signatures guaranteed by a bank or member of an exchange, in good street form;

2. All minute books, books of account and other books, records and documents relating to the Corporation's business and affairs;

3. Resignations of all the directors and officers of the Corporation effective upon acceptance by the board;

4. General release by each director and officer completely releasing all claims against the Corporation as such officer, director, shareholder, employee or otherwise.


BUYERS:                            SELLERS:

WOLF EXPLORATIONS INC.             418297 ALBERTA LTD. O/A
                                   CALGARY CHEMICAL

Per:______________________________ Per:___________________________________
     Blair Coady, CEO & President

                                   MR. BILL BELL

                                   ___________________________________

                                   MR. J.T. BELL

                                   ___________________________________


VESTITURE CORPORATION              VESTITURE CORPORATION


_________________________(WITNESS) ______________________________(WITNESS)
DULY AUTHORIZED REPRESENTATIVE     DULY AUTHORIZED REPRESENTATIVE

Schedule "D" attached to and part of Share Purchase Agreement dated August 28th, 1996.

Between:

                     MR. BILL BELL AND MR. J.T. BELL
                                (Sellers)

                                 - and -

                         WOLF EXPLORATIONS INC.
                                 (Buyer)



                            VENDOR TAKE-BACK
                             LOAN AGREEMENT

The Seller agrees to provide the Buyer with a One Hundred Fifty Thousand ($150,000.00) loan on the following terms and conditions:

AMOUNT:        $150,000.00

TERM:          16 Months

PAYMENTS:      $10,000.00 per month payable monthly in arrears

SECURITY:      Subordinate to that of the bank financing requirements.

CONVERSION:    At the option of the Seller, they may 6 or 12 months from
               the closing date, convert the balance of the Vendor Take-Back dollar amount into common shares of the Buyer at a ratio of 1.2 times the first private or public placement price.

EARLY PAYOUT
PROVISION:     The Buyer may, given 30 days notice, pay-out the balance of the debt then outstanding. The Seller has the option to convert that debt, at date of notice, to shares in the Buyer as per the conversion clause.

BUYERS:                            SELLERS:

WOLF EXPLORATIONS INC.             418297 ALBERTA LTD. O/A
                                   CALGARY CHEMICAL

Per:______________________________ Per:___________________________________
     Blair Coady, CEO & President

                                   MR. BILL BELL

                                   ___________________________________

                                   MR. J.T. BELL

                                   ___________________________________


VESTITURE CORPORATION              VESTITURE CORPORATION


_________________________(WITNESS) ______________________________(WITNESS)
DULY AUTHORIZED REPRESENTATIVE     DULY AUTHORIZED REPRESENTATIVE